KeySpan Energy Adopts Shareholder Rights Plan


              Brooklyn and Hicksville, NY, March, 30, 1999 - The Board of Directors of KeySpan Energy (NYSE:KSE) has adopted a Shareholder Rights Plan to protect the interests of its stockholders in the event of a proposed takeover of the company.

              "While there has been no known effort to acquire control of KeySpan Energy, the Shareholder Rights Plan protects the company against potential takeover attempts that could jeopardize the interests of our shareholders," said Robert B. Catell, Chairman and CEO of KeySpan Energy. "The plan is not intended to prevent an acquisition that is in the best interest of our shareholders."

              The plan, which is similar to those adopted by many other companies, creates a mechanism that would dilute the ownership interest of a potential unauthorized acquiror. The plan establishes one preferred stock purchase "right" for each outstanding share of common stock to shareholders of record on April 14, 1999. Each right, when exercisable, entitles the holder to purchase 1/100th of a share of Series D Preferred Stock, at a price of $95.00. The rights generally become exercisable following the acquisition of more than 20 percent of KeySpan Energy's common stock without the consent of the Company's Board of Directors.

              Prior to becoming exercisable, the rights are redeemable by the board of directors for $0.01 per right. If not so redeemed, the rights will expire on March 30, 2009.

              KeySpan Energy operates two utilities that distribute natural gas under the Brooklyn Union name to approximately 1.6 million customers in New York City and on Long Island. It is the fourth largest gas-distribution company in the United States. Other KeySpan companies market a portfolio of energy-related services in the Northeast, operate electric-generation plants on Long Island, and provide operating and customer services to one-million electric customers of the Long Island Power Authority. KeySpan's unregulated energy activities focus on three principal lines of business: gas exploration and development, primarily through The Houston Exploration Company; domestic pipelines and storage; and international activities, including gas-processing in Canada, and gas pipelines and local-distribution in Northern Ireland. The Company's mission is to become a premier energy company serving customers in the Northeast and providing long-term value to its shareholders. For more information, visit KeySpan Energy's web site at: www.keyspanenergy.com.

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